4888-4748-7019 CRIMSON WINE GROUP, LTD. CODE OF PRACTICE FOR THE PRINCIPAL EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICER 1. Introduction 1.1 This Code of Practice is applicable to the Chief Executive Officer and/or President (the “President”) and the Principal Financial and Accounting Officer and such other senior financial officers of Crimson Wine Group, Ltd. (the “Company”) as the Company may, from time to time, have. 1.2 The Company has also adopted a Code of Business Practice (the “Code of Business Practice”) that applies to all directors, officers and employees of the Company and its subsidiaries, the terms of which are specifically incorporated into this Code. 1.3 The President and Principal Financial and Accounting Officer and such other senior financial officers, if any, of the Company that are subject to this Code of Practice are also subject to the Code of Business Practice, which is incorporated herein. In adopting both this Code of Practice and the Code of Business Practice, the Company has recognized the importance to the Company of conducting its business in full compliance with all applicable laws. 2. Persons Covered by this Code of Practice 2.1 This Code of Practice is applicable to each officer of the Company having any or all of the responsibilities and/or authority consistent with the following positions or titles, regardless of formal title: the President, the Principal Financial and Accounting Officer, and such other senior financial officers, if any, as the Company may have from time to time (each, a “Covered Officer”). 3. General Principles 3.1 In addition to complying with the provisions of the Code of Business Practice, each Covered Officer is responsible for: 3.1.1 full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (“SEC”) and in its other public communications; 3.1.2 promptly reporting violations of this Code of Practice to the appropriate persons; and 3.1.3 compliance with, and the interpretation and enforcement of, this Code of Practice.

4888-4748-7019 2 4. Implementing Policies and Procedures 4.1 In furtherance of the general principles stated above, each Covered Officer must adhere to the following set of policies and procedures: 4.1.1 Full, Fair, Accurate and Timely Disclosure; Adequacy of Disclosure Controls and Procedures and Internal Control Over Financial Reporting. It is the responsibility of each Covered Officer promptly to bring to the attention of the President or Chief Financial and Accounting Officer of the Company any credible information of which he or she becomes aware that would place in doubt the accuracy and completeness in any material respect of any disclosures of which he or she is aware that have been made, or are to be made, directly or indirectly by the Company in any public SEC filing or submission or any other formal or informal public communication, whether oral or written (including but not limited to a press release). In addition, each Covered Officer is responsible for promptly bringing to the attention of any member of the Audit Committee of the Company or the Compliance Officer any credible information of which he or she becomes aware that indicates any deficiency in the Company’s internal control over financial reporting within the meaning of Section 404 of the Sarbanes-Oxley Act and the SEC’s implementing rules, and/or the Company’s disclosure controls and procedures for preparing SEC reports or other public communication as mandated by Section 302 of the Sarbanes-Oxley Act and the SEC’s implementing rules. 4.1.2 Compliance with the Code of Practice; Violations of Law. Each Covered Officer will promptly bring to the attention of the Chairman of the Audit Committee or the Compliance Officer (or such other person as may be designated by the Board of Directors of the Company) any credible information he or she may receive or become aware of with respect to any violation (actual or threatened) of this Code of Practice, U.S. federal securities laws or any rule or regulation thereunder or any other law, rule or regulation applicable to the Company. Unless otherwise directed by the Audit Committee or by the Board, the Compliance Officer will have responsibility for investigating and responding to violations reported under this section. The Compliance Officer will ensure that the Audit Committee is also promptly informed of all violations reported under this section that are considered credible and meritorious. A completed certificate attesting to the Covered Officers’ receipt and review of and compliance with this Code of Practice will be obtained from all Covered Officers by the Secretary promptly after the approval of this Code of Practice by the Board of Directors or upon an individual becoming a Covered Officer and thereafter on an annual basis. The Secretary will make all such certificates available to the Audit Committee upon request. 4.1.3 Amendments to and Waivers of this Code of Practice.

4888-4748-7019 3 Where an amendment to or waiver of this Code of Practice may be necessary or appropriate with respect to a Covered Officer, such person shall submit a request for approval to the Board. Only the Board, or the Audit Committee, may grant waivers from compliance with this Code of Practice or make amendments to this Code of Practice. All waivers, including implicit waivers, and amendments will be publicly disclosed as required by applicable SEC regulations. For this purpose, a “waiver” means the approval by the Board or at the discretion of the Board, the Audit Committee, of a material departure from a provision of this Code of Practice and an “implicit waiver” means the failure of the Board or at the discretion of the Board, the Audit Committee, to take action within a reasonable period of time under the circumstances regarding a material departure from a provision of this Code of Practice after any executive officer of the Company has become aware of such material departure. 4.1.4 Sanctions for Violations. In the event of a violation of this Code of Practice by a Covered Officer, the Board or the Audit Committee will determine the appropriate actions to be taken after considering all relevant facts and circumstances. Such actions will be determined in accordance with the provisions of the Code of Business Practice. The Board shall make the final determination as to whether it or the Audit Committee shall determine the actions to be taken. Covered Officers are reminded that violations of this Code of Practice may also constitute violations of law that may result in civil or criminal penalties for the Covered Officers and/or the Company. Originally Adopted March 19, 2013 Legal Review August 2, 2022 Audit Committee Approved August 8, 2022 Ratified and Approved by the Board of Directors October 25, 2022